UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

           Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                      Commission File Number: 000 - 16312

                          ML ASSET BACKED CORPORATION
            (Exact name of registrant as specified in its charter)

                               250 Vesey Street
                            World Financial Center
                            North Tower 10th Floor
                         New York, New York 10281-1310
                                (212) 449-0336
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock,
                   par value ten dollars ($10.00) per share
           (Title of each class of securities covered by this form)

                                     NONE
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        [x]       Rule 12h-3(b)(1)(ii)       [  ]
       Rule 12g-4(a)(1)(ii)       [x]       Rule 12h-3(b)(2)(i)        [  ]
       Rule 12g-4(a)(2)(i)        [  ]      Rule 12h-3(b)(2)(ii)       [  ]
       Rule 12g-4(a)(2)(ii)       [  ]      Rule 15d-6                 [  ]
       Rule 12h-3(b)(1)(i)        [  ]

Approximate number of holders of record as of the certification or notice date: One



         Pursuant to the requirements of the Securities Exchange Act of 1934, ML Asset Backed Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                             ML Asset Backed Corporation



Dated:  November 10, 2000           By:  /s/ Michael M. McGovern
                                       ---------------------------------
                                             Michael M. McGovern
                                             Authorized Officer